Exhibit (a)(1)(G)
LETTER TO PARTICIPANTS IN
UNITED RENTALS, INC. 401(K) INVESTMENT PLAN
(including Election Form and Notice of Withdrawal)
regarding the tender offer for shares of common stock, $0.01 par value per share, of
UNITED RENTALS, INC.
pursuant to the Offer to Purchase
dated June 17, 2008, as amended or supplemented from time to time

THE ENCLOSED ELECTION FORM MUST BE RECEIVED BY THE TABULATOR BEFORE 2:00 P.M., NEW YORK CITY TIME, ON JULY 11, 2008, UNLESS THE OFFER IS EXTENDED. YOU MUST SIGN, COMPLETE AND RETURN THIS FORM FOR YOUR ELECTION TO BE VALID.

Mail or deliver the enclosed Election Form or a facsimile to the Tabulator

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department/ United Rentals Offer 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department/ United Rentals Offer 59 Maiden Lane Concourse Level New York, NY 10038

If delivering by facsimile: (718) 234-5001 / Confirmation number: (877) 248-6417
For assistance call: (877) 248-6417 or (718) 921-8317

Name and Address of United Rentals, Inc. 401(k) Investment Plan Participant If there is any error in the name or address shown below, please make the necessary corrections	You should read carefully the enclosed Election Form, including the accompanying letter and Q&A, before you complete it. For the enclosed Election Form to be validly delivered, it must be received by the Tabulator at one of the addresses listed above or by fax before 2:00 p.m. on July 11, 2008, unless the Offer is extended, in which case the deadline for receipt will be three business days prior to the date the Offer expires. Delivery of the Election Form to another address will not constitute a valid delivery. Deliveries to the Company, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Tabulator and will not constitute a valid delivery.

LETTER TO PARTICIPANTS IN
THE UNITED RENTALS, INC. 401(K) INVESTMENT PLAN

June 17, 2008

Dear United Rentals Inc. 401(k) Investment Plan Participant:

On June 17, 2008, United Rentals, Inc., a Delaware corporation (“United Rentals” or the “Company”), commenced an offer to purchase up to 27,160,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), including the associated preferred share purchase rights, at a purchase price of not greater than $25.00 nor less than $22.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). All references to “shares” refer to shares of Common Stock unless otherwise indicated and include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of September 28, 2001, between United Rentals, Inc. and American Stock Transfer & Trust Co., as Rights Agent, as amended. All shares tendered and purchased will include such associated preferred share purchase rights. No additional consideration will be paid for the associated rights. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

A copy of the Offer to Purchase, the Plan Participant Q&A, the Plan Participant Election Form (the “Election Form”), and the Plan Participant Notice of Withdrawal (the “Notice of Withdrawal”) are enclosed with this letter. You are urged to examine the Offer and these other materials carefully.

As a participant in the United Rentals, Inc. 401(k) Investment Plan (the “Plan”), you have the right to instruct T. Rowe Price Trust Company, the directed trustee of the Plan (the “Trustee”) which holds the shares of common stock of the Company as an investment option in the Plan, to tender any shares of common stock of the Company allocated to your Plan account (“Plan Shares”). If, after reading the enclosed materials, you want to direct the Trustee to tender your Plan Shares, you must follow the instructions contained in this letter, fill out and sign the Election Form enclosed, and mail the form in the enclosed postage-paid pre-addressed envelope or send it via fax to the Tabulator. If you do not wish to use the enclosed envelope, you may also mail your election form by first-class mail to:

The American Stock Transfer & Trust Company (the “Tabulator”) at:

6201 15th Avenue,
Attn: Reorganization Department/United Rentals Offer
Brooklyn, NY 11219
facsimile (718) 234-5001

Neither the Trustee, the Tabulator, the Company, the Company’s Board of Directors, the Dealer Managers, the Depositary nor the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your Plan Shares or as to the price or prices at which you may choose to tender your Plan Shares. You must make your own decision as to whether to tender your Plan Shares and, if so, how many Plan Shares to tender and the price or prices at which you will tender them. If you do elect to tender Plan Shares and such shares are accepted in the Offer, any proceeds received in respect of such Plan Shares will be invested in the T. Rowe Price Retirement Fund with a target date closest to the year in which you turn 65 and will remain in the Plan; provided, however you may elect to redirect the proceeds to any other investment fund under the Plan that is open for new investments at any time once the proceeds have been allocated to your account under the Plan.

If you are also a direct shareholder of the Company, you will receive under separate cover another copy (or copies) of the Offer documents which can be used to tender your directly-owned shares if you choose to do so. Instructions with respect to tendering your directly held shares are set forth in the Offer to Purchase and Letter of Transmittal. Those documents may not be used to direct the Trustee to tender the Plan Shares allocable to your individual account under the Plan.

Your instruction to the Trustee with regard to your Plan Shares should be submitted to the Tabulator (by completing, signing and sending the enclosed Election Form to the Tabulator, as described later in this document), and the Trustee will tender the United Rentals, Inc. common stock held in your Plan account in accordance with your instructions (subject to the exceptions noted in this document). You are entitled to instruct the Trustee whether to tender all or a portion of the Plan Shares allocated to your account in the Plan as of the Expiration Date of the Offer.

Please note that the Plan is prohibited by law from selling Plan Shares to the Company for a price that is less than the prevailing market price of the Company’s common stock. Accordingly, if the closing price of the Company’s common stock on the date the Offer expires is higher than the price you designate on the enclosed Election Form, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s common stock on the New York Stock Exchange on the date the Offer expires. This could result in none of your Plan Shares being accepted for purchase by the Company. If the closing price of the Company’s common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Plan Shares will be tendered and your tender instruction will be deemed to have been withdrawn.

If valid instructions to tender Plan Shares in the form of a signed Election Form are not received by 2:00 p.m., New York City time, on July 11, 2008, the Plan Shares allocated to your Plan account will not be tendered, unless the Company extends the Offer in which case your instructions must be received by 2:00 p.m., New York City time, on the date that is three (3) business days before the new date on which the Offer expires. Please note that your instructions to tender will be kept confidential from the Company. You also may request that the Trustee withdraw any tender instruction you have previously submitted, as long as you do so prior to 2:00 p.m., New York City time, on July 11, 2008 by delivering a Notice of Withdrawal to the Tabulator. If the Offer is extended, then you must ensure that the Tabulator receives any Notice of Withdrawal or Election Form that you send by 2:00 p.m., New York City time, on the date that is three (3) business days before the new date on which the Offer expires. Any request to withdraw the information sent to the Tabulator must: (i) specify the name of the participant or beneficiary who has made the instruction that is being withdrawn, and the participant’s or beneficiary’s social security number and (ii) be signed by the participant or beneficiary in the same manner as the original signature on the Election Form by which the instruction that is being withdrawn was made.

If you direct the Trustee to tender some or all of the shares attributable to your Plan account, then as of 2:00 p.m., New York City time, on July 11, 2008, certain transactions involving the shares of United Rentals common stock attributable to your Plan account, including all exchanges out, loans, withdrawals and distributions, will be prohibited until all processing related to the Offer has been completed, unless the Offer is terminated or the Offer is extended. This restriction on transactions will apply to ALL Plan Shares allocable to your Plan account, even if you elect to tender less than 100% of the shares allocable to your Plan account. In the event that the Offer is extended, the restriction on transactions involving the Plan Shares will, if feasible, be temporarily lifted until three (3) business days prior to the new date on which the Offer expires, as extended, at which time a new restriction on these transactions involving your Plan Shares will commence. You can call D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at (800) 269-6427 to obtain updated information on expiration dates and deadlines and you can call T. Rowe Price at (800) 922-9945 for information on Plan restrictions.

QUESTIONS AND ANSWERS WITH RESPECT TO TENDER RIGHTS
OF PARTICIPANTS IN
THE UNITED RENTALS, INC. 401(k) INVESTMENT PLAN
(the “Plan”)

Timeline/Important Dates:

Offer starts:	June 17, 2008
Letter sent:	June 17, 2008
Election Forms:	Must be received by 2:00 p.m. New York City time on July 11, 2008 in order for instructions to be followed.
Offer Expires:	5:00 p.m. New York City time, on July 16, 2008 (unless the Offer is extended)

DESCRIPTION OF THE OFFER

1.	What is a tender offer? What is a Dutch auction?

Tender offer — The tender offer is a mechanism to provide United Rentals shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if the Company completes the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in United Rentals and its future operations.

Dutch Auction — The Dutch Auction is a style of tender procedure that allows a shareholder to choose a price within the price range designated by the Company at which the shareholder is willing to sell his/her shares back to United Rentals.

2.	What is the Offer?

On June 17, 2008, United Rentals, Inc., a Delaware corporation (“United Rentals” or the “Company”), commenced an offer to purchase up to 27,160,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), including the associated preferred share purchase rights, at a purchase price of not greater than $25.00 nor less than $22.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Participants in the Plan who have shares of United Rentals common stock allocated to their Plan accounts (such shares are referred to in this Q&A as “Plan Shares”) may tender (i.e., offer to sell) these Plan Shares by (i) so indicating on the enclosed Election Form and (ii) returning the form by mail or fax to American Stock Transfer & Trust, the Tabulator for tenders directed by Plan Participants for the Offer at:

American Stock Transfer & Trust
6201 15th Avenue,
Attn: Reorganization Dept./United Rentals Offer
Brooklyn, NY 11219
facsimile: (718) 234-5001

A postage-paid pre-addressed envelope is enclosed for the purpose of returning your Election Form. You should return your completed Election Form by facsimile to (718) 234-5001 or mail your completed Election Form to the Tabulator in ample time to ensure that it is received no later than 2:00 p.m., New York City time, on July 11, 2008 or, if the offer is extended, by 2:00 p.m. New York City time, on the date that is three (3) business days before the new date on which the Offer expires.

After the Offer expires, United Rentals will look at the prices chosen by shareholders for all of the shares properly tendered. The Company will then select the lowest purchase price (in multiples of $0.25 above

$22.00) (the “Purchase Price”) within the price range specified above that will allow it to buy 27,160,000 shares (or, if a lesser number of shares is properly tendered, all shares that are properly tendered and properly withdrawn). All shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. The Company will purchase only shares properly tendered at prices at or below the Purchase Price. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares the Company seeks are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at the Company’s expense promptly after the Expiration Date.

If more than 27,160,000 shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, the Company will purchase shares in the following order of priority:

•	First, the Company will purchase at the Purchase Price all lots of less than 100 shares tendered in their entirety (“Odd Lots”) at the Purchase Price from shareholders who properly tender their entire Odd Lot at or below the Purchase Price and who do not properly withdraw those shares before the Expiration Date.

•	Second, after purchasing at the Purchase Price all the Odd Lots that were properly tendered at or below the Purchase Price, the Company will purchase shares at the Purchase Price from all other holders who properly tender shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until the Company has acquired the number of shares that it has offered to purchase (except for shareholders who tendered shares conditionally for which the condition was not satisfied).

•	Third, only if necessary to permit the Company to purchase 27,160,000 shares (or such greater number of shares as United Rentals may elect to purchase, subject to applicable law), the Company will purchase shares at the Purchase Price from shareholders who have validly tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Date. Shares issuable upon the conditional exercise of options or warrants and tendered in accordance with the special procedures described in Section 3 of the Offer to Purchase will be treated as conditionally tendered for this purpose.

Therefore, the Company may not purchase all of the shares that you direct the Trustee to tender even if such shares are tendered at or below the Purchase Price. See Sections 1 and 6 of the Offer to Purchase.

The terms and conditions of the Offer are fully described in the enclosed Offer to Purchase.

3.	Can I take advantage of the “odd lot” priority?

No. While fewer than 100 shares of United Rentals, Inc. common stock may have been allocated to your Plan account, the record holder of shares of United Rentals, Inc. common stock, the Trustee, has significantly more than 100 shares of United Rentals, Inc. common stock and, therefore, shares of United Rentals, Inc. common stock held in the Plan are not eligible to avoid proration by virtue of the “odd lot” priority.

PLEASE READ THE OFFER TO PURCHASE CAREFULLY.

4.	What are my rights under the Offer?

The Plan records indicate that Plan Shares are allocated to your account. You may direct the Trustee to tender some or all of these shares. Because the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), requires that all plan assets in most circumstances be held in trust, all of these Plan Shares are held in an account that is in the name of the Trustee. Consequently, the Trustee will actually tender your Plan Shares by aggregating all Plan participant instructions and completing the required letter of transmittal for all Plan participants but only in accordance with your instructions as well as that of the other Plan participants.

You must direct the Trustee if you want to tender your Plan Shares and, if you direct the Trustee to tender your Plan Shares, you must indicate at which price or prices you want the Trustee to tender them. The Trustee will tender your Plan Shares only if specifically instructed. If you do not respond using the enclosed election form, you will be deemed to have instructed the Trustee not to tender any of your Plan Shares under the Offer, and your Plan Shares will remain in your Plan Account.

5.	Which documents did I receive in the Offer materials and what is the purpose of each document?

The following materials are enclosed in this mailing:

1.	Letter to Participants in United Rentals, Inc. 401(k) Investment Plan. This letter gives you details for participating in the Offer with respect to the Plan Shares in your Plan account.

2.	Offer to Purchase, dated June 17, 2008. This document describes all of the terms and conditions of the Offer. Please read this document carefully.

3.	Election Form. You must complete, sign and mail this document to the Tabulator in the enclosed postage-paid pre-addressed envelope if you wish to direct the Trustee to tender some or all of your Plan Shares or fax it to (718) 234-5001. If you fail to complete, sign or timely mail or fax the Election Form so that the Tabulator does not receive it by 2:00 p.m., New York City time, on July 11, 2008, you will be deemed to have instructed the Trustee not to offer any of your Plan Shares for sale under the Offer. You must use the Election Form if you wish to direct a tender of your Plan Shares.

4.	Reply Envelope. A postage-paid pre-addressed envelope is provided for your convenience. If you decide to tender some or all of your Plan Shares, you may use this envelope to mail the completed Election Form to the Tabulator. You should mail the election form in ample time to ensure that the Tabulator receives it by 2:00 p.m., New York City time, on July 11, 2008, unless the Offer is extended, in which case such notice must be received by no later than 2:00 p.m., New York City time, on the date that is three (3) business days before the new date on which the Offer expires.

5.	Notice of Withdrawal. This form can be used to withdraw a tender. See #13 below for additional information.

6.	How do I direct the Plan’s Trustee?

The only way that you can instruct the Trustee to tender your Plan Shares is by completing the Election Form as described, signing it and returning it to the Tabulator by mail or fax. You may do this by using the postage-paid pre-addressed envelope provided for this purpose. Alternatively, you may send your instruction by regular, certified or registered mail, or by overnight delivery, to the Tabulator.

The Tabulator must receive the tender election form before 2:00 p.m., New York City time, on July 11, 2008 (unless the Offer is extended, in which case such notice must be received by no later than 2:00 p.m., New York City time, on the date that is three (3) business days before the new date on which the Offer expires). You must sign and complete the Election Form for your tender instruction to be valid.

To validly direct the Trustee to tender Plan Shares on your behalf you must:

1.	Instructions. Read carefully and follow exactly the instructions in (i) the Letter to Participants in United Rentals, Inc. 401(k) Investment Plan and (ii) the Election Form. These documents will tell you how to direct the Trustee regarding your Plan Shares.

2.	Election form. Complete the enclosed Election Form.

3.	Shares. Designate on the Election Form the percentage of your Plan Shares you wish to be tendered. You may obtain information about the number of shares allocated to your account by calling T. Rowe Price Trust toll free at (800) 922-9945.

4.	Price. Designate on the Election Form the price or prices at which you are willing to tender your Plan Shares. In the alternative, you may maximize the chance of United Rentals purchasing the Plan Shares you tender by electing to accept the purchase price determined by United Rentals in accordance with the terms of the Offer (the “Purchase Price”). You must indicate your preference to accept whatever price United Rentals determines as the Offer Purchase Price by filling in the “TBD” field on the Election Form. Please note that the latter action may result in you receiving a price as low as $22.00 per share.

5.	Signature. You must SIGN the Election Form to complete your instruction. Unless you sign the Election Form, your direction cannot be honored and the Election Form will be ineffective even if it is timely received by the Tabulator.

6.	Sending to Tabulator. We have enclosed a postage-paid pre-addressed return envelope with your tender materials. You may use this postage-paid pre-addressed envelope to return your completed Election Form if you wish to have the Trustee tender your Plan Shares. Alternatively you may submit your completed and signed Election Form by fax to (718) 234-5001.

Please be precise in providing your instruction and please act promptly.

If you do not wish to tender any Plan Shares, take no action.

7.	How do I send instructions to the Tabulator?

Please return your instructions promptly, recognizing the slow delivery time inherent in the U.S. mail. You may mail your Election Form to the Tabulator in the postage-paid pre-addressed reply envelope that has been provided for this purpose. Alternatively, you may send your instruction by first-class mail or by registered, certified, express or overnight delivery to: 6201 15th Avenue, Attn: Reorganization Dept./United Rentals Offer, Brooklyn, NY 11219. Your instructions may also be returned by facsimile transmission to the Tabulator at (718) 234-5001. Do not deliver your instructions to your human resources department or to your benefits administrator.

8.	Must I provide directions to the Trustee?

You must respond if you wish the Trustee to tender any of your Plan Shares. If you do not wish to tender any of your Plan Shares, do nothing. If you do nothing, you will be deemed to have instructed the Trustee not to tender any of the Plan Shares held for your benefit.

9.	How many Plan Shares may I tender and how do I learn the number of Plan Shares held for my benefit in the Plan?

You may tender a percentage in increments of 5% (up to 100%) of the Plan Shares allocated to your Plan account as of the Expiration Date of the Offer, currently scheduled to occur at 5:00 p.m., New York City time, on July 16, 2008, (unless it is extended). The actual number of Plan Shares in your Plan account may change between the date that you instruct the Trustee to tender shares from your Plan account and the date that the Trustee actually tenders the Plan Shares. You may obtain information about the number of Plan Shares allocated to your Plan account by calling T. Rowe Price Trust Company at (800) 922-9945.

If you wish to tender portions of your Plan Shares at different prices, you must identify the percentage of your Plan Shares you wish to tender at each specific price you wish to instruct the Trustee to tender your Plan Shares.

10.	Why must I direct the tender of Plan Shares allocated to my Plan account by percentage, rather than designating a set number of shares?

A percentage designation allows the Trustee to take into account transactions involving Plan Shares that might be effected after you complete and send your election form to the Tabulator, such as additional contributions to investment funds under the Plan that are open for new investments, exchanges or distributions of shares. The percentage designation allows the Trustee to tender your shares based upon the most recent information available to Trustee as of the date that the Trustee submits the tendered shares in the Offer.

11.	What if I have shares in my Plan account AND hold shares outside of the Plan?

If you have shares in the Plan and also own other shares (either in your possession or held by a bank or brokerage firm, or otherwise) outside of the Plan, you will receive two or more sets of Offer materials. You should be careful to follow the different instructions that apply for tendering each kind of shares. See the Offer to Purchase for more details.

12.	Who will know whether I tendered my Plan Shares?

Your directions to the Trustee will be kept confidential. No United Rentals employee, officer or director will learn of your instruction unless such disclosure is required by law.

13.	Can I change my mind and direct the Trustee to withdraw Plan Shares that I previously directed the Trustee to tender?

Yes, but only if you perform ALL of the following steps:

1.	You must send a completed and signed copy of the enclosed Notice of Withdrawal to the Tabulator.

2.	The Notice of Withdrawal must set forth your name and social security number and it must state that you are directing the Trustee to withdraw all Plan Shares that you previously directed the Trustee to tender on your behalf.

3.	The Tabulator must receive the Notice of Withdrawal before 2:00 p.m., New York City time, on July 11, 2008 (unless the Offer is extended, in which case, such notice must be received by no later than 2:00 p.m., New York City time, on the date that is three (3) business days before the new date on which the Offer expires).

14.	Can I direct the Trustee to re-tender my Plan Shares?

Yes. If, after directing the Trustee to withdraw your previously tendered Plan Shares, you wish to direct the Trustee to re-tender your Plan Shares (or any portion thereof), you must complete another Election Form and return it to the Tabulator by 2:00 p.m., New York City time, on July 11, 2008 (unless the Offer is extended, in which case the deadline for receipt of your Election Form will be extended until 2:00 p.m., New York City time on the date that is three (3) business days before the new date on which the Offer expires). You may request additional copies of the Election Form by calling D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at (800) 269-6427.

15.	Will United Rentals purchase all Plan Shares that I direct the Trustee to tender?

The answer to this question depends on the total number of shares validly tendered (and not validly withdrawn) by all tendering shareholders at or below the Purchase Price, and the price or prices at which you direct the Trustee to tender your shares. If you tender your Plan Shares at a price above the Purchase Price determined by United Rentals pursuant to the Offer terms and conditions, United Rentals will not purchase your Plan Shares. If you tender your Plan Shares at or below the Purchase Price, then United Rentals will purchase your Plan Shares subject to the proration provisions of the Offer. See Q&A #2 for a description of how the proration process works.

Please note that the Plan is prohibited by law from selling Plan Shares to United Rentals for a price that is less than the prevailing market price of its common stock. Accordingly, if you elect to tender Plan Shares at a price that is lower than the closing price of United Rentals’ common stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of United Rentals’ common stock on the New York Stock Exchange on the date the Offer expires. This could result in none of your Plan Shares being accepted for purchase by United Rentals. If the closing price of United Rentals’ common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Plan Shares will be tendered and your tender will be deemed to have been withdrawn.

Plan Shares held in your Plan account that are tendered but not purchased by United Rentals will remain in your Plan account as if nothing had happened, subject to the rules and provisions governing the Plan.

16.	What if I have general questions about the Tender Offer relating to the Plan?

Please contact D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at (800) 269-6427 or T. Rowe Price Trust Company at (800) 922-9945.

17.	How will I know if United Rentals has purchased my Plan Shares?

The purchase will be reflected in your Plan account as a transfer of the tendered shares, with the tender proceeds going into the T. Rowe Price Retirement Fund with a target date closest to the year in which you turn 65. The tender proceeds may not be in the Retirement Fund until seven (7) to ten (10) business days after the Offer expires. You will receive a confirmation statement in the mail five (5) to seven (7) business days after this exchange takes place in your Plan account. The statement you receive will set forth the number of Plan Shares purchased in the Offer, the price you received for those shares, and the market value of those shares.

OPERATION OF THE PLAN DURING THE OFFER

18.	What happens to contributions to my Plan account that are made after June 17, 2008?

Contributions made after June 17, 2008 to investment funds under the Plan that are open for new investments will be allocated as usual, in accordance with the sources of the contributions and, where applicable, your investment directions in effect at the time of your contribution, including any direction to invest such contributions in Plan Shares. Although the contributions will continue to be allocated during the Offer, only the Plan Shares in your Plan account on the Expiration Date, or, if the Offer is extended, the date on which the Offer expires, are subject to the Offer.

19.	How will my Plan account be affected by the Offer?

If you direct the Trustee to tender some or all of the shares attributable to your Plan account, then as of 2:00 p.m., New York City time, on July 11, 2008, certain transactions involving the shares of United Rentals common stock attributable to your Plan account, including all exchanges out, loans, withdrawals and distributions, will be prohibited until all processing related to the Offer has been completed, unless the Offer is terminated or the Offer is extended. This restriction on transactions will apply to ALL Plan Shares allocable to your Plan account, even if you elect to tender less than 100% of the shares allocable to your Plan account. In the event that the Offer is extended, the restriction on transactions involving the Plan Shares will, if feasible, be temporarily lifted until three (3) business days prior to the new date on which the Offer expires, as extended, at which time a new restriction on these transactions involving your Plan Shares will commence. You can call D.F. King & Co., Inc., the Information Agent for the Offer, toll-free, at (800) 269-6427 to obtain updated information on expiration dates and deadlines and you can call T. Rowe Price at (800) 922-9945 for information on Plan restrictions.

20.	What happens if I request a distribution, withdrawal or reallocation following the announcement of the Offer but before the restricted period starts?

Distributions and withdrawals from the Plan and transfers into or out of your Plan account will be processed in accordance with normal procedures prior to the start of the restricted period. However, if you have submitted an Election Form to direct the tender of any or all of your shares as indicated above, no transactions involving your Plan Shares will occur during the restricted period as described in the previous question.

REINVESTMENT OF TENDER PROCEEDS

21.	How will the Plan invest the proceeds received from the Plan Shares that are tendered?

If you have directed the Trustee to tender any Plan Shares held for your benefit, the tender proceeds will be reinvested in a T. Rowe Price Retirement Fund with a target date closest to the year in which you turn 65. The T. Rowe Price Retirement Funds are intended to constitute a “qualified default investment alternative” under Section 404(c)(5) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). You have the right to change your investment election to any other investment alternative under the Plan at any time by calling the Plan Account Line at 1-800-922-9945 or by going to the myRetirementPlan Web site at

rps.troweprice.com. You can also obtain investment information about the Plan’s default investment and other investment options.

CERTAIN TAX INFORMATION

Special tax rules apply to certain distributions from a Plan that consist, in whole or in part, of shares. Generally, taxation of net unrealized appreciation (“NUA”), an amount equal to the excess of the value of such shares at distribution over the cost or other basis of such shares (limited, in the case of distributions that do not qualify for lump sum treatment, to shares deemed purchased by nondeductible employee contributions) will be deferred until the shares are sold, or otherwise disposed of in a taxable transaction, following distribution. Moreover, if shares are disposed of before a distribution, as would be the case in the Offer, and the proceeds of such disposition are reinvested in Plan Shares within 90 days of the disposition, the cost or other basis of such newly acquired Plan Shares for NUA purposes will generally be the cost or other basis of the tendered Plan Shares.

On the other hand, if the cash proceeds receivable upon the tender of Plan Shares are not reinvested in Plan Shares within 90 days of the disposition of the tendered Plan Shares, the opportunity to retain for NUA purposes the cost or other basis of the tendered Plan Shares, and the tax-deferral treatment of the NUA calculated in reference to such basis, will be lost.

ELECTION FORM

UNITED RENTALS, INC. 401(k) INVESTMENT PLAN (THE “PLAN”)

Your election must be received no later than 2:00 p.m., New York City time, on July 11, 2008, to be included in the tabulation, unless the Offer is extended.

In accordance with the United Rentals, Inc. Offer to Purchase dated June 17, 2008, a copy of which I have received, I hereby instruct T. Rowe Price Trust Company the directed trustee of the Plan which holds the shares of common stock of United Rentals, Inc. (the “Trustee”), to tender shares of United Rentals Inc. common stock allocated to my Plan account prior to the expiration of such Offer to Purchase, as follows:

By writing a percentage of shares allocated to my United Rentals, Inc. 401(k) Investment Plan account in one or more of the spaces below, I elect to tender shares at the price(s) indicated. This action could result in none of the shares being purchased if the Purchase Price for the shares as determined by United Rentals in accordance with the terms of the Offer is less than the price(s) selected. If the Purchase Price for the shares is equal to or greater than the price(s) selected, then the shares purchased by United Rentals, Inc. (the “Company”) will be purchased at the Purchase Price indicated, subject to the terms of the Offer to Purchase. By writing a percentage on the % line at “TBD”, I want to maximize the chance of having the Company purchase the number of shares equivalent to the percentage so indicated. Accordingly, by writing a percentage on the line at “TBD”, I am willing to accept the Purchase Price determined by the Company in accordance with the terms of the Offer. I understand that this action could result in receiving a price per share as low as $22.00.

Note: The sum of the percentages you write in must not exceed 100%. If the sum of all such percentages exceeds 100%, none of the shares allocated to your account will be tendered.

% at TBD	% at $23.00	% at $24.25
% at 22.00	% at $23.25	% at $24.50
% at 22.25	% at $23.50	% at $24.75
% at 22.50	% at $23.75	% at $25.00
% at 22.75	% at $24.00

T. Rowe Price Trust Company, as Trustee, is required to follow your validly delivered instructions, provided they are in accordance with the terms of the Plan. The United Rentals 401(k) Investment Plan is prohibited by law from selling your shares to the Company for a price that is less than the prevailing market price of the Company’s common stock. If the closing price of the Company’s common stock on the date the Offer expires is higher than the price you designate on this election form, the tender price you elected above will be deemed to have increased to the closest tender price that is not less than the closing price of the Company’s common stock on the New York Stock Exchange on the date the Offer expires. This adjustment could result in none of your shares being accepted for purchase by the Company. If the closing price of the Company’s common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the shares will be tendered pursuant to your tender instruction above and your instruction will be deemed to have been withdrawn.

Signature:

Name:

Social Security Number:

Date:

Incorrectly completed or unsigned forms
will be discarded in the Offer.

NOTICE OF WITHDRAWAL
FROM THE TENDER OFFER OF
UNITED RENTALS, INC.
FOR PARTICIPANTS IN UNITED RENTALS, INC.
401(k) INVESTMENT PLAN

To: Tabulator for United Rentals, Inc. 401(k) Investment Plan

As a participant in the above-referenced plan, I hereby instruct T. Rowe Price Trust Company, the directed trustee (the “Trustee”) of the United Rentals, Inc. 401(k) Investment Plan which holds the shares of common stock of United Rentals, Inc. to withdraw from the Offer (as defined in the Offer to Purchase) all Plan Shares that I previously instructed the Trustee to tender on my behalf, pursuant to the Offer by United Rentals, Inc.

Signature:

Name:

Social Security Number:

Date:

Address:

Area Code and Telephone Number:

DO NOT USE THIS FORM TO TENDER YOUR PLAN SHARES.

ONLY USE THIS FORM TO WITHDRAW YOUR PREVIOUS TENDER OF PLAN SHARES FROM THE TENDER OFFER.

Mail or fax this withdrawal notice promptly to:

American Stock Transfer & Trust
6201 15th Avenue
Attn: Reorganization Dept./United Rentals Offer
Brooklyn, NY 11219
facsimile: (718) 234-5001